Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated September 1, 2004 in Amendment No. 5 to the Registration Statement (Form S-4 No. 333-110025) and related Prospectus of Monitronics International, Inc. for the registration of $160,000,000 of 11 3/4% Senior Subordinated Notes.

/s/ Ernst & Young LLP

Dallas, Texas

October 18, 2004